EXHIBIT 99-2

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities of Gold Basin Resources Corporation and is neither an offer to sell nor a solicitation of an offer to purchase any securities of CANEX Metals Inc. The Offer (as defined below) is being made solely by the Offer and Circular (as defined below) and any amendments, supplements or modifications thereto, and is being made to all holders of Shares (as defined below). The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders (as defined below) in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror (as defined below) may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

NOTICE OF OFFER TO PURCHASE

all of the issued and outstanding common shares of

GOLD BASIN RESOURCES CORPORATION

on the basis of 0.592 of a common share of CANEX Metals Inc.
for each common share of Gold Basin Resources Corporation

CANEX Metals Inc. (the “Offeror” or “CANEX”) is commencing an offer (the “Offer”) to purchase, upon the terms and subject to the conditions of the Offer, all of the issued and outstanding common shares (the “Shares”) in the capital of Gold Basin Resources Corporation (the “Company” or “Gold Basin”), including any Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time (as defined below). Upon acceptance of the Offer, each holder of Shares (a “Shareholder”) whose Shares are taken up and paid for by the Offeror will be entitled to receive 0.592 of a common share in the capital of the Offeror (the “Offeror Common Shares”) per Share.

The Offer, which is subject to certain terms and conditions, is set forth in the Offeror’s offer to purchase and accompanying take-over bid circular dated August 28, 2025 (the “Offer and Circular") and the letter of transmittal (the “Letter of Transmittal”) and the notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) accompanying the Offer and Circular (collectively, the “Offer Documents”), copies of which will be filed with the applicable Canadian securities regulatory authorities and available under the Company’s profile on SEDAR+ at www.sedarplus.ca.

The Offer is open for acceptance until 5:00 p.m. (Toronto time) on December 12, 2025 (the “Expiry Time”) unless the Offer is extended or accelerated by the Offeror (in which case the term “Expiry Time” will mean the latest time and date at which the Offer expires) or it is withdrawn by the Offeror.

The Shares trade on the TSX Venture Exchange (the “TSXV”) under the symbol “GXX” and are quoted on the OTC Pink Current Market (the “OTC Market”) under the symbol “GXXFF”, and the Offeror Common Shares trade on the TSXV under the symbol “CANX” and are quoted on the OTC Market under the symbol “NOMNF”. On May 6, 2025, the regulator of the British Columbia Securities Commission (the “Commission”) issued a cease trade order (the “Cease Trade Order”) against the Shares. On August 18, 2025, the Commission issued an order (the “Partial Revocation Order”) partially revoking the Cease Trade Order in respect of the Offer and certain related transactions. The Partial Revocation Order will expire on January 31, 2026; provided, however, that if more than 50% of the outstanding Shares have been deposited under the Offer and taken up and paid for by the Offeror on or prior to January 31, 2026, the Partial Revocation Order will expire on April 30, 2026 in respect of a Compulsory Acquisition or a Subsequent Acquisition Transaction (as such terms are defined in the Offer and Circular) to facilitate the acquisition by the Offeror of 100% of the issued and outstanding Shares. See Section 25 of the Circular, “Cease Trade Order and Partial Revocation Order”. The Partial Revocation Order was issued solely to allow the Offeror to proceed with the Offer and the securities of Gold Basin will remain subject to the Cease Trade Order until a full revocation order is granted.

The Offer is subject to the conditions described in the Offer and Circular being satisfied or, where permitted, waived at or prior to 5:00 p.m. (Toronto Time) on December 12, 2025 or such earlier or later time during which Shares may be deposited under the Offer, excluding the mandatory 10-day extension period or any extension(s) thereafter, including, among other things, that: (a) there shall have been validly deposited under the Offer and not withdrawn that number of Shares that represent more than 50% of the outstanding Shares, excluding any Shares beneficially owned, or over which control or direction is exercised, by the Offeror or by any person acting jointly or in concert with the Offeror (the “Statutory Minimum Condition”); (b) the Partial Revocation Order shall remain in force and effect or the Offeror shall have determined, in its reasonable judgment, that the Cease Trade Order has been revoked, in whole or in part, on terms and conditions which do not cease trade, enjoin, prohibit or impose material limitations or conditions on or make materially more costly the making of the Offer, the purchase by or the sale to the Offeror of the Shares under the Offer, the issuance and delivery of the Offeror Shares for Shares taken up and paid for by the Offeror, the right of the Offeror to own or exercise full rights of ownership over the Shares, or the consummation of any Compulsory Acquisition or Subsequent Acquisition Transaction (the “CTO Revocation Condition”); (c) not less than 66⅔% of the outstanding Shares, on a fully diluted basis, having been validly deposited under the Offer and not withdrawn at the Expiry Time of the Offer; (d) the Offeror shall have determined, in its reasonable judgment, that the Helix Farm-In Agreement (as defined in the Offer and Circular) has been terminated; (e) the Offeror shall have determined, in its reasonable judgment, that the proceeds of the Charrua Capital Loan (as defined in the Offer and Circular) have been used as publicly disclosed by the Company prior to the date of the Offer, and that the Charrua Capital Loan is on an arm’s-length basis; (f) the Offeror shall have determined, in its reasonable judgment, that there does not exist and there shall not have occurred or been publicly disclosed since October 1, 2024, a Material Adverse Effect (as defined in the Offer and Circular); (g) each of the Regulatory Approvals (as defined in the Offer and Circular) that the Offeror considers necessary or desirable in connection with the Offer shall have been obtained and each such approval shall be in full force and effect; and (h) other customary conditions, each as more particularly described in the Offer and Circular. The Statutory Minimum Condition and the CTO Revocation Condition cannot be waived by the Offeror. See Section 4 of the Offer, “Conditions of the Offer” and a detailed summary of the Regulatory Approvals can be found in Section 16 of the Circular, “Regulatory Matters”.

Registered Shareholders (meaning Shareholders that have a physical share certificate representing their Shares or a Direct Registration System statement or a similar document evidencing the electronic registration of ownership of their Shares) who wish to accept the Offer must properly complete and execute the accompanying Letter of Transmittal (printed on YELLOW paper) and tender it, together with, if applicable, the certificate(s) representing their Shares, with the depositary for the Offer, Computershare Investor Services Inc. (the “Depositary”), at its office in Toronto, Ontario in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may accept the Offer by following the procedures for: (i) guaranteed delivery set out in Section 3 of the Offer, “Manner of Acceptance – Procedure for Guaranteed Delivery”, using the accompanying Notice of Guaranteed Delivery (printed on BLUE paper), or a manually executed facsimile thereof; or (ii) book-entry transfer of Shares set out in Section 3 of the Offer, “Manner of Acceptance – Acceptance by Book-Entry Transfer”.

Non-registered Shareholders whose Shares are held on their behalf, or for their account, by a broker, investment dealer, bank, trust company or other intermediary, should contact such intermediary directly if they wish to accept the Offer. Intermediaries may establish tendering cut-off times that are up to 48 hours prior to the Expiry Time. As a result, non-registered Shareholders wishing to tender their Shares should promptly and carefully follow the instructions provided to them by their broker, investment dealer, bank, trust company or other intermediary.

Shares deposited under the Offer may be withdrawn by or on behalf of the depositing Shareholder at any time before the Shares have been taken up by the Offeror under the Offer and in the other circumstances which are fully described in Section 8 of the Offer, “Right to Withdraw Deposited Shares”. The sale of Shares pursuant to the Offer may be a taxable transaction for Canadian and U.S. federal income tax purposes. Shareholders should carefully review the Offer and Circular in this respect and, as necessary, consult their own tax advisors with respect to their particular circumstances.

CANEX is requesting the use of Gold Basin’s securityholder lists and security position listings for the purpose of disseminating the Offer Documents to securityholders. When that information is provided, the Offer Documents will be mailed to registered holders of Shares and Convertible Securities (as defined in the Offer and Circular) and CANEX will use its reasonable efforts to furnish such documents to investment dealers, brokers, banks, trust companies and similar persons whose names, or the name of whose nominees, appear on the Company’s shareholder and security holder lists or who are listed as participants in a security position listing for subsequent transmittal to beneficial owners in accordance with applicable rules.

The information contained in this advertisement is a summary only. The Offer is made solely by the Offer Documents, all of which are incorporated herein by reference. The Offer Documents contain important information that Shareholders are urged to read in their entirety before making any decision with respect to the Offer.

The Offer is being made for the securities of a Canadian company that does not have securities registered under section 12 of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). Accordingly, the Offer is not subject to section 14(d) of the U.S. Exchange Act and Regulation 14D thereunder, and is exempt from Rules 14e-1 and 14e-2 of Regulation 14E pursuant to the Tier I cross-border exemption in Rule 14d-1(c). The Offer is made in the United States with respect to securities of a “foreign private issuer”, as such term is defined in Rule 3b-4 under the U.S. Exchange Act, in accordance with Canadian corporate and securities laws requirements. Shareholders in the United States should be aware that such requirements are different from those of the United States applicable to tender offers under the U.S. Exchange Act and the rules and regulations promulgated thereunder.

Shareholders in the United States should be aware that the disposition of their Shares (or the exercise, exchange or redemption of the Convertible Securities) and the acquisition of Offeror Common Shares by them as described in the Offer and Circular may have tax consequences both in the United States and in Canada. Such consequences for Shareholders who are resident in, or citizens of, the United States may not be described fully in the Offer and Circular and such Shareholders are encouraged to consult their tax advisors. See Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations”, and Section 19 of the Circular, “Certain United States Federal Income Tax Considerations”.

The Offeror has furnished, or will furnish, this advertisement and the Offer and Circular in English to the U.S. Securities and Exchange Commission on Form CB and has filed or will file a Form F-X to appoint an agent for service of process in the United States.

This Offer is made for the securities of a Canadian issuer and by a Canadian issuer. The Offer is subject to disclosure requirements of Canada that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for Shareholders in the United States to enforce their rights and any claim they may have arising under the federal securities laws, since the Offeror is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. Shareholders in the United States may not be able to sue the Offeror or the Company or their officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel the Offeror or the Company or their respective affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the Offeror may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases.

THE OFFEROR COMMON SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY U.S. STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY U.S. STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Copies of the Offer Documents can be obtained without charge from Laurel Hill Advisory Group, acting as the information agent for the Offer. Questions or requests for assistance may be directed to the information agent at the address and telephone number set out below.

Toll-Free Phone: 1-877-452-7184 Outside North America: +1 416-304-0211 Email: assistance@laurelhill.com